Exhibit 99.1

CONTACT:

Tim Benson
Factory Card & Party Outlet Corp.
(630) 579-2231
tbenson@factorycard.com

FACTORY CARD & PARTY OUTLET CORP. ANNOUNCES SALES FOR MARCH AND FOURTH QUARTER RESULTS TO BE RELEASED APRIL 15, 2005

NAPERVILLE, IL (April 7, 2005) – Factory Card & Party Outlet Corp. (NASDAQ: FCPO) announced today net sales for the five-week period ended April 2, 2005 decreased 0.9 percent, compared with the five-week period ended April 3, 2004. Comparable store sales for the same period decreased 3.3 percent.

“With Easter occurring two weeks earlier this year, we expected the holiday shift to have a positive impact on the month. However, the decline in customer traffic after Easter more than offset the positive momentum experienced earlier in the month,” said Gary W. Rada, President and Chief Executive Officer.

	Fiscal Period Ended		Percent Change
(dollars in millions)	April 2, 2005	April 3, 2004	Total Sales	Comparable Sales
For the 5 weeks ended	$19.9	$20.1	(0.9)%	(3.3)%
For the 9 weeks ended	$38.5	$38.5	(0.1)%	(2.6)%

The Company also announced today that it will report financial results for the fiscal fourth quarter, ended January 29, 2005, on Friday, April 15, 2005.

Factory Card & Party Outlet management will host a call at 9:00 a.m. CDT that day to review financial results and other corporate events. The call can be accessed by dialing (888) 281-0917 and referencing conference ID # 4976877, or via the Internet at http://audioevent.mshow.com/222534. Participants are asked to call the assigned number or access the listed URL approximately 10 minutes before the call begins.

A replay of the call will be available two hours after its conclusion, for the following 30 days, by dialing (800) 642-1687 and referencing conference ID # 4976877, accessing http://audioevent.mshow.com/222534, or by visiting the Company’s Press Release page at http://www.factorycard.com.

Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, currently operates 184 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

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